                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Checkthe appropriate box:
[x] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-b(e)
    (2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                              VSI ENTERPRISES, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 NOT APPLICABLE
       -------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)       Title of each class of securities to which transaction applies:
                 ______________________________

        2)       Aggregate number of securities to which transaction applies:
                 ______________________________

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1
                 ______________________________

        4)       Proposed maximum aggregate value of transaction:______________

        5)       Total fee paid: ______________________________________________

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)       Amount Previously Paid: ______________________________________

        2)       Form, Schedule or Registration Statement No.: ________________

        3)       Filing Party: ________________________________________________

        4)       Date Filed: __________________________________________________

--------------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                              VSI ENTERPRISES, INC.
                            5801 GOSHEN SPRINGS ROAD
                             NORCROSS, GEORGIA 30071


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 19, 1998


         The annual meeting of shareholders of VSI Enterprises, Inc. (the "Company") will be held on Tuesday, May 19, 1998 at 10:00 a.m., at the Company's offices, 5801 Goshen Springs Road, Norcross, Georgia 30071, for the following purposes:

         (1) To elect five (5) directors to constitute the Board of Directors, to serve for a term of one year and until their successors are elected and qualified;

         (2) To approve an amendment to the Company's Certificate of Incorporation to effect, if and when the Board of Directors deems appropriate, and for a period of time expiring at the Company's 1999 Annual Meeting of Shareholders, a 1-for-4 reverse split of the Company's Common Stock;

         (3) To approve an amendment to the Company's 1991 Stock Option Plan to increase the number of shares of Common Stock available for grant thereunder from 2,762,057 shares to 3,662,057 shares; and

         (4) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         Only shareholders of record at the close of business on April 1, 1998 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

         A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

                                    By Order of the Board of Directors,



                                    Richard K. Snelling, Chairman of the Board


Norcross, Georgia
April 15, 1998

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

                              VSI ENTERPRISES, INC.
                            5801 GOSHEN SPRINGS ROAD
                             NORCROSS, GEORGIA 30071


                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 19, 1998

                             -----------------------

                                 PROXY STATEMENT

                             -----------------------


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of VSI Enterprises, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on Tuesday, May 19, 1998, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone. The Company may also use the services of a proxy solicitation firm in connection with the solicitation of proxies. Although the exact cost of these services is not known at this time, it is anticipated that the cost will not exceed $5,000. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about April 15, 1998. The address of the principal executive offices of the Company is 5801 Goshen Springs Road, Norcross, Georgia 30071.

         Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted and will be voted in accordance with the shareholder's directions specified thereon. Where no direction is specified, proxies will be voted for the election of the nominees named below to constitute the entire Board of Directors, for adoption of the reverse stock split and for adoption of the amendment to the 1991 Stock Option Plan. Abstentions and broker non-votes will not be counted as votes either in favor of or against the proposal to effect the reverse stock split or the proposal to amend the 1991 Stock Option Plan.

         The record of shareholders entitled to vote at the annual meeting was taken on April 1, 1998. On that date the Company had outstanding and entitled to vote 47,170,492 shares of common stock, par value $.00025 per share (the "Common Stock"), with each share of Common Stock entitled to one vote.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 9, 1998 by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock; (ii) each director of the Company;
(iii) the Named Executive Officers (as defined herein); and (iv) all directors and executive officers of the Company as a group.

                                                                    SHARES
    NAME OF                                                      BENEFICIALLY         PERCENT
BENEFICIAL OWNER                                                     OWNED          OF CLASS(1)
----------------                                                 -------------      -----------
Richard K. Snelling...................................            1,479,268(2)          3.1%
Julia B. North........................................              150,000(3)           *
Carleton A. Brown.....................................              200,000(4)           *
Leo M. Cortjens.......................................              339,594(5)           *
Larry M. Carr.........................................            2,188,479(6)          4.6%
Edward S. Redstone....................................            3,414,441(7)          7.3%
All Directors and Executive Officers
  as a Group (8 persons)..............................            7,472,634            15.5%

-----------------------

*        Less than 1% of outstanding shares.

(1) "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within sixty days of the date of this Proxy Statement. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. The percentages are based upon 47,034,970 shares outstanding, except for certain parties who hold options to purchase shares which are exercisable within the next sixty days. The percentages for those parties who hold presently exercisable options are based upon the sum of 47,034,970 shares plus the number of options held by them which are exercisable within the next sixty days, as indicated in the following notes.

(2) Includes 438,213 shares of Common Stock subject to stock options which are exercisable within the next sixty days and 433,919 shares of Common Stock owned by SnellTel, L.P., an entity controlled by Mr. Snelling. Also includes 100,000 shares of Common Stock owned by Richard K. and Barbara M. Snelling Charitable Remainder Unitrust.

(3) Includes 150,000 shares of Common Stock subject to stock options which are exercisable within the next sixty days.

(4) Includes 90,000 shares of Common Stock subject to stock options which are exercisable within the next sixty days.

(5) Includes 153,667 shares of Common Stock subject to stock options which are exercisable within the next sixty days.

(6) Includes 80,000 shares of Common Stock subject to stock options which are exercisable within the next sixty days and 250,000 shares of Common Stock subject to presently exercisable Common Stock Purchase Warrants.

(7) Includes 50,000 shares of common stock subject to stock options which are exercisable within the next sixty days, and 2,500 shares owned by Mr. Redstone's spouse.


                                 AGENDA ITEM ONE
                              ELECTION OF DIRECTORS


         The Board of Directors of the Company consists of five directors. The Company's By-Laws provide that the Board of Directors shall consist of not less than three nor more than seven members, the precise number to be determined from time to time by the Board of Directors. The number of directors has been set at five by the Board. The Board of Directors recommends the election of the five nominees listed below.

         Each of the nominees has consented to being named in this Proxy Statement and to serve as a director of the Company if elected. In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than five nominees. The affirmative vote of a majority of all votes cast at the meeting by the holders of the Common Stock is required for the election of the five nominees standing for election. Management of the Company has no reason to believe that any nominee will not serve if elected.

         Each of the following persons has been nominated by management for election to the Board of Directors to succeed themselves for a term of one year and until their successors are elected and qualified:

         Richard K. Snelling. Mr. Snelling, age 66, has been a director of the Company since 1993 and currently serves as Chairman of the Board. Mr. Snelling served as Chief Executive Officer of the Company from June 1994 to October 1997. From 1956 to 1991, Mr. Snelling served with BellSouth Corporation, a telecommunications company, including most recently as Executive Vice President. From March 1992 to January 1993, Mr. Snelling served as a founding director and the Chief Executive Officer of the Center for Advanced Telecommunications Technology, a non-profit organization, and served as its Chairman from January 1993 to February 1994. Mr. Snelling is a director of Comverse Technology, Inc., a manufacturer of computer and telecommunication systems.

         Julia B. North. Ms. North, age 50, has served as President and Chief Executive Officer and as a director of the Company since October 1997. Ms. North served in various capacities with BellSouth Corporation from 1972 to October 1997, including most recently as President of its Consumer Services Division. Ms. North is a director of Winn-Dixie Stores, Inc., a food retailer, and ChoicePoint, Inc., a provider of risk management services.

         Carleton A. Brown. Mr. Brown, age 55, has been a director of the Company since 1993. Mr. Brown has served as Senior Vice President of Powerwave Technologies, Inc., a supplier of RF power amplifiers, since January 1998. Mr. Brown served as Senior Vice President of Global Sales and Marketing of Intergram Corporation, an international unified messaging service, from October 1996 to January 1998. From March 1995 to October 1996, Mr. Brown served as President of ADC Video Systems, Inc. (formerly American Light Wave Systems, Inc.), a telecommunications subsidiary of ADC Telecommunications, Inc. From May 1994 to March 1995, Mr. Brown served as Vice President of Amoco Technology Company, a technology-based subsidiary of Amoco Corporation, a petroleum and chemical company. He served as Senior Vice President and Group Executive of Teleport Communication Group, an alternate local exchange carrier, from 1992 to May 1994.

         Larry M. Carr. Mr. Carr, age 54, has been a director of the Company since June 1994. Mr. Carr founded Nursefinders, Inc., a temporary services company in the healthcare industry, in 1974. Although Mr. Carr's interest in this company has now been acquired by Adia Services, Inc., Mr. Carr still owns and operates numerous Nursefinders franchises and assists in the administration and management of several other franchises through an entity known as Nursefinders Management Corporation. Mr. Carr is Chairman of the Board of Northwest National Bank, located in Arlington, Texas, and several privately held companies, including New Vandergriff Chevrolet, Inc., Professional Telephone Answering Services, Inc. and Taconic Partners, Inc. In addition, Mr. Carr is a director of One Hour Acceptance Corp. and sits on the Advisory Board of the North Central Texas Cancer Research Foundation.

         Edward S. Redstone. Mr. Redstone, age 69, has been a director of the Company since July 1996. Mr. Redstone has been a private investor since 1994. From 1984 to 1994, he served as Chairman of the Board of Martha's Vineyard National Bank.

         There are no family relationships between any director or executive officer and any other director or executive officer of the Company.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with.

         Although it is not the Company's obligation to make filings pursuant to
Section 16 of the Securities Exchange Act of 1934, the Company has adopted a policy requiring all Section 16 reporting persons to report monthly to the Chief Financial Officer of the Company as to whether any transactions in the Company's securities occurred during the previous month.

                       MEETINGS OF THE BOARD OF DIRECTORS
                           AND COMMITTEES OF THE BOARD

         The Board of Directors held 13 meetings during the year ended December 31, 1997. Each director attended at least 75% or more of the aggregate number of meetings held by the Board of Directors and the committees on which he or she served. The Company's Board of Directors has four standing committees --the Executive Committee, the Audit Committee, the Compensation Committee and the Stock Option Committee. The Board of Directors does not have a standing nominating committee, such function being reserved to the full Board of Directors.

         The Executive Committee presently consists of Richard K. Snelling, Larry M. Carr and Edward S. Redstone. The Executive Committee exercises the authority of the Board of Directors in accordance with the By-Laws of the Company between meetings of the Board. The Executive Committee held one meeting during the year ended December 31, 1997.

         The Audit Committee presently consists of Carleton A. Brown, Larry M. Carr and Edward S. Redstone. The Audit Committee has been assigned the principal functions of: (i) recommending the independent auditors; (ii) reviewing and approving the annual report of the independent auditors; (iii) approving the annual financial statements; and (iv) reviewing and approving summary reports of the auditors' findings and recommendations. The Audit Committee held one meeting during the year ended December 31, 1997.

         The Compensation Committee presently consists of Carleton A. Brown, Larry M. Carr and Edward S. Redstone. The Compensation Committee has been assigned the functions of approving and monitoring the remuneration arrangements for senior management and establishing the targets that determine awards payable under the Company's incentive compensation plan. The Compensation Committee held three meetings during the year ended December 31, 1997.

         The Stock Option Committee presently consists of Larry M. Carr and Edward S. Redstone. The Stock Option Committee has been assigned the functions of administering the Company's Stock Option Plans and Employee Stock Purchase Plan and granting options thereunder. The Stock Option Committee held three meetings during the year ended December 31, 1997.


                               EXECUTIVE OFFICERS

         The executive officers of the Company are as follows:

         NAME                                AGE      POSITION HELD
         ----                                ---      -------------
         Julia B. North                      50       President and Chief Executive Officer

         John R. Evans                       50       Vice President -- Operations

         E. Anthony Godfrey, CPA             32       Chief Financial Officer and Secretary

         Michael A. O'Brien                  48       Group President -- INS and ETI

         Executive officers are chosen by and serve at the discretion of the Board of Directors of the Company. Executive officers will devote their full time to the affairs of the Company. See "Election of Directors" for information with respect to Julia B. North.

         John R. Evans. Mr. Evans joined the Company in June 1996 and serves as Vice President Operations. From May 1995 to June 1996, Mr. Evans served as Southeastern Sales Director of the Company. Mr. Evans served in various capacities with BellSouth Corporation from 1974 to 1994, including most recently as its Director of Broadband Planning.

         E. Anthony Godfrey, CPA. Mr. Godfrey joined the Company in 1991 and, since November 1997, has served as its Chief Financial Officer and Secretary. From 1993 until November 1997, Mr. Godfrey served as Controller of the Company. Mr. Godfrey passed the Certified Public Accountants exam in 1996.

         Michael A. O'Brien. Mr. O'Brien joined the Company in January 1997, and has served as Group President for two of the Company's subsidiaries, VSI Network Services, Inc., d/b/a Integrated Network Services and VSI Network Solutions, Inc. d/b/a Easton Telecom, since December 1997. Mr. O'Brien served as Chief Executive Officer of The Usability Center, a provider of implementation services for technology companies, from 1995 to January 1997, and as President and Chief Executive Officer of Audit Trail Systems, a provider of services and software to major non-profit organizations, from 1993 to 1995.

                             EXECUTIVE COMPENSATION

         The following table provides certain summary information for the fiscal years ended December 31, 1997, 1996 and 1995 concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1997 (the "Named Executive Officers").

                                                        SUMMARY COMPENSATION TABLE                   LONG TERM
                                                            ANNUAL COMPENSATION                     COMPENSATION
                                       --------------------------------------------------------     ------------
                                                                                      OTHER           NUMBER OF
     NAME AND                                                                         ANNUAL           OPTIONS
PRINCIPAL POSITION                     YEAR           SALARY            BONUS      COMPENSATION        AWARDED
------------------                     ----          --------          -------     ------------        -------
Julia B. North ....................    1997(1)       $ 32,000          $    --       $     --          450,000
  President and Chief Executive
  Officer

Richard K. Snelling ...............    1997          $     --(2)       $    --       $     --               --
  Chairman of the Board                1996                --(2)            --             --          100,000
                                       1995           124,000(2)        13,178             --          151,546

Leo M. Cortjens (3) ...............    1997          $119,923          $12,500       $  1,372               --
  President -- Pacific Rim Sales       1996           131,280            6,088          1,192           11,000
                                       1995           116,405           10,921             --           75,000

----------------------------

(1)      Ms. North joined the Company in October 1997.

(2) Mr. Snelling served as Chief Executive Officer of the Company until October 16, 1997. In connection with his service as Chairman of the Board and Chief Executive Officer of the Company, Mr. Snelling did not receive any cash compensation in 1997 or 1996; his 1997 compensation consisted of options to purchase 75,000 shares of common stock granted in November 1996 at an exercise price of $2.31 per share, which options were fully vested on January 1, 1998; and his 1996 compensation consisted of options to purchase 51,546 shares of Common Stock granted in November 1995 at an exercise price of $4.312 per share, which options were fully vested on March 16, 1997. Mr. Snelling agreed to defer payment of his 1995 compensation (base salary of $124,000) until January of the following year, and to receive shares of Common Stock in lieu of his deferred cash compensation. Accordingly, 104,421 shares of Common Stock were issued to Mr. Snelling in January 1996.

(3) Mr. Cortjens served as President of Corporate and Product Development and Chief Technical Officer of the Company until January 20, 1998, when he resigned those positions to assume the position of President -- Pacific Rim Sales of the Company.

DIRECTORS' FEES

         The Company's present policy is not to pay any cash compensation to directors who are also employees of the Company for their services as directors. Each non-employee director of the Company receives an automatic grant of options to purchase 15,000 shares of Common Stock on each January 5. Each non-employee director of the Company also receives $500 for each Board meeting attended, plus reimbursement of travel and other expenses incurred in connection with the performance of their duties.

         In addition, all new non-employee directors of the Company receive a one-time grant of an option to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value of such stock on the date of grant. Such options expire, unless previously exercised or terminated, ten years from the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors is currently comprised of Carleton A. Brown, Larry M. Carr and Edward S. Redstone. None of the members of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries during fiscal 1997. Except as set forth below, there were no material transactions between the Company and any of the members of the Compensation Committee during fiscal 1997.

         On February 18, 1998, Edward S. Redstone, a director of the Company, loaned $500,000 to the Company in order to provide the Company with short-term liquidity. This loan was repaid in full on February 27, 1998, including accrued interest of $1,045.

         In connection with private placement transactions by the Company in 1997, Messrs. Carr and Redstone, along with Richard K. Snelling, a director of the Company, purchased shares of common stock of the Company, as follows: Mr. Carr purchased an aggregate of 274,599 shares in two separate transactions; Mr. Redstone purchased an aggregate of 901,941 shares in two separate transactions; and Mr. Snelling purchased an aggregate of 80,000 shares in one transaction. Although these shares were sold at a discount to the then prevailing market price, the shares were purchased by these directors on the same terms as the shares were offered to other accredited investors. Based on the closing price of the Company's common stock as reported on the Nasdaq SmallCap Market on the dates of their respective purchases, Messrs. Carr, Redstone and Snelling received discounts totaling $76,092, $249,011 and $24,800, respectively, for their share purchases in 1997.

STOCK OPTION PLAN

         The Company, by action of its Board of Directors, adopted the 1991 Stock Option Plan (the "1991 Plan") for officers, directors and employees of the Company or of a wholly-owned subsidiary of the Company. The 1991 Plan was approved by the shareholders of the Company on October 10, 1991. In July 1992, the 1991 Plan was amended to, among other things, provide for the automatic grant of options to the Company's non-employee directors, to increase the number of shares of Common Stock available for grant thereunder and to expand the class of persons eligible to receive options under the 1991 Plan to include employees of majority-owned subsidiaries of the Company. In November 1993, the 1991 Plan was further amended to expand the class of persons eligible to receive options under the 1991 Plan and to increase the number of shares of Common Stock available for grant thereunder. The 1991 Plan provides for the grant of options to purchase up to an aggregate of 2,762,057 shares of the Company's Common Stock (3,662,057 shares if the proposed amendment to the 1991 Plan is approved by the Company's shareholders at the Annual Meeting). Under the terms of the 1991 Plan, the Stock Option Committee of the Board of Directors may grant options to purchase shares of Common Stock to officers, directors and employees of the Company or of a subsidiary of the Company.

         The following table provides certain information concerning individual grants of stock options under the Company's 1991 Stock Option Plan made during the year ended December 31, 1997 to the Named Executive Officers:


                        OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS

                                                                                      POTENTIAL REALIZABLE
                                            % OF TOTAL                                   VALUE AT ASSUMED
                                             OPTIONS     EXERCISE                     ANNUAL RATES OF STOCK
                                            GRANTED TO    OR BASE                     PRICE APPRECIATION FOR
                             OPTIONS        EMPLOYEES     PRICE                           OPTION TERM(1)
                             GRANTED        IN FISCAL    ($ PER       EXPIRATION     -----------------------
         NAME                  (#)             YEAR       SHARE)         DATE           5%            10%
         ----               ---------       ----------   --------     ----------     --------       --------
Julia B. North              150,000(2)         26.2       $1.312       10/16/07      $123,766       $313,648
                            300,000(3)         52.4        1.312       10/16/07       247,533        627,297
Richard K. Snelling              --              --           --             --            --             --
Leo M. Cortjens                  --              --           --             --            --             --

---------------------------

(1) The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of the Company's Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

(2)      Option is fully vested.

(3) Options vest as follows: 100,000 shares on each of October 16, 1998, 1999 and 2000.

       The following table provides certain information concerning options exercised during fiscal 1996 and the value of unexercised options held by the Named Executive Officers under the Company's Stock Option Plans as of December 31, 1997. No options were exercised by any of the Named Executive Officers during 1997.

                                                      NUMBER OF UNEXERCISED              VALUE OF UNEXERCISED IN-THE-
                                                     OPTIONS AT FISCAL YEAR                MONEY OPTIONS AT FISCAL
                                                               END                              YEAR-END (A)
                                                 --------------------------------       -----------------------------
                NAME                             EXERCISABLE        UNEXERCISABLE       EXERCISABLE     UNEXERCISABLE
                ----                             -----------        -------------       -----------     -------------
Julia B. North.......................              150,000             300,000            $     --         $ --
Richard K. Snelling..................              338,213             108,333             125,000           --
Leo M. Cortjens......................              153,667              32,333              62,500           --
---------------------------

(a) Dollar values were calculated by determining the difference between the fair market value of the underlying securities at year-end ($1.25 per share) and the exercise price of the options.

                              CERTAIN TRANSACTIONS

     Reference is made to "Executive Compensation - Compensation Committee Interlocks and Insider Participation" for information regarding certain transactions between the Company and each of Larry M. Carr, Edward S. Redstone and Richard K. Snelling, directors of the Company, during fiscal 1997.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Nasdaq Stock Market Index and the Nasdaq Electronics Components Stock Index for the period commencing on March 31, 1993 and ending December 31, 1997 (the "Measuring Period"). The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on March 31, 1993. The yearly change in cumulative total return is measured by dividing (i) the sum of (a) the cumulative amount of dividends for each fiscal year, assuming dividend reinvestment, and (b) the change in share price between the beginning and end of the Measuring Period, by (ii) the share price at the beginning of the Measuring Period. The Company has not paid any cash dividends.

                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
              VSI ENTERPRISES, INC., NASDAQ STOCK MARKET INDEX AND
                    NASDAQ ELECTRONICS COMPONENTS STOCK INDEX


          Measurement Period                                      NASDAQ Stock         NASDAQ Elect.
        (Fiscal Year Covered)           VSI Enterprises, Inc.     Market Index        Components S.I.
3/31/93                                                  100                   100                  100
12/31/93                                                  61                   113                  115
12/30/94                                                  45                   110                  127
12/29/95                                                 137                   156                  210
12/31/96                                                  76                   192                  363
12/31/97                                                  45                   235                  381


* ON OCTOBER 20, 1993, THE COMPANY CHANGED ITS FISCAL YEAR END FROM MARCH 31 TO DECEMBER 31.

        ASSUMES $100 INVESTED ON MARCH 31, 1993 IN VSI ENTERPRISES, INC.
                   COMMON STOCK, NASDAQ STOCK MARKET INDEX AND
                    NASDAQ ELECTRONICS COMPONENTS STOCK INDEX

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION


     During the year ended December 31, 1997, the Compensation Committee of the Board of Directors was comprised of three non-employee members of the Board. The Compensation Committee is responsible for: (i) setting the Company's compensation philosophy and policies; (ii) setting the terms and the administration of compensation plans for officers of the Company; (iii) review and approval of pay recommendations for the executive officers of the Company; and (iv) initiation of all compensation actions for the Chief Executive Officer of the Company.

     The Company's compensation policies have been designed to align the financial interests of the Company's management with those of its stockholders, and reflect the nature of the Company by taking into account the Company's operating environment and the expectations for growth and enhanced profitability. Compensation for each of the Company's executive officers consists of a base salary, discretionary performance bonus, stock options and performance warrants. The Company does not currently provide executive officers with other long term incentive compensation other than the ability to contribute their earnings to the Company's 401(k) Plan.

     The Compensation Committee's philosophy is that the predominant portion of an executive's compensation should be based directly upon the value of long-term incentive compensation in the form of stock options and performance warrant awards. The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in the growth and prosperity of the Company (through grants of stock options and performance warrants), while maintaining other elements of the Company's compensation program at conservative levels, will enable the Company to attract and retain executives with the outstanding management abilities and entrepreneurial spirit which are essential to the Company's ongoing success. Furthermore, the Compensation Committee believes that this approach to compensation motivates executives to perform to their full potential.

     At least annually, the Compensation Committee reviews salary recommendations for the Company's executives (other than the Chief Executive Officer) and then approves such recommendations, with any modifications it has deemed appropriate. The annual salary recommendations are made under the ultimate direction of the Chief Executive Officer, based on peer group and national industry surveys of total compensation packages, as well as evaluations of the individual executive's past and expected future performance. Similarly, the Compensation Committee fixes the base salary of the Chief Executive Officer based on a review of competitive compensation data, the Chief Executive Officer's overall compensation package, and the Compensation Committee's assessment of his or her past performance and its expectation as to his future performance in leading the Company. Generally, such salaries have been below levels paid to executives with comparable qualifications, experience and responsibilities at other similarly situated companies.

     The Compensation Committee also determines, based upon the recommendation of the Chief Executive Officer, the annual bonus, if any, to be paid to executive officers (other than the Chief Executive Officer). The amount of each individual bonus is determined based upon an evaluation of such factors as individual performance, increases in the Company's revenue, net income, net income per share and market penetration, as well as improvements in operating efficiencies. The assessment of performance achievement is considered in relation to the maximum normal bonus opportunity, which is paid for achieving outstanding levels of performance. The Compensation Committee applies similar criteria in setting the amount of annual bonus, if any, earned by the Chief Executive Officer.

     Stock options represent a substantial portion of compensation for the Company's executive officers, including the Chief Executive Officer. Stock options are granted at the prevailing market price on the date of grant, and will only have value if the Company's stock price increases. Generally, option grants vest in equal amounts over a period of three years (although certain special types of grants may vest either immediately or over a shorter period) and executives must be employed by the Company at the time of vesting in order to exercise the options. Grants of stock options generally are based upon the level of the executive's position with the Company and an evaluation of the executive's past and expected future performance. The Compensation Committee believes that dependence on stock options for a significant portion of executives' compensation more closely aligns such executives' interests with those of the Company's stockholders, since the ultimate value of such compensation is linked directly to stock price.

     At the request of Richard K. Snelling (Chief Executive Officer through October 16, 1997) and with the approval of the Compensation Committee, no cash compensation was paid to Mr. Snelling during the year ended December 31, 1997. Rather, Mr. Snelling received options to purchase 75,000 shares of Common Stock granted in November 1996 at an exercise price of $2.31 per share, which options were fully vested on January 1, 1998. This request was made by Mr. Snelling in order to tie his compensation directly to the performance of the Company.

     In the year ended December 31, 1997, the Company granted Julia B. North (Chief Executive Officer effective October 16, 1997) options to purchase 450,000 shares of the Company's Common Stock. These stock option awards were made to Ms. North as an inducement for her to join the Company.

     The Compensation Committee continually evaluates the Company's compensation policies and procedures with respect to executives. Although the Compensation Committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of the Company's stockholders and with Company performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

                                                      Carleton A. Brown
                                                      Larry M. Carr
                                                      Edward S. Redstone

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report of Compensation Committee on Executive Compensation and the Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.

                                 AGENDA ITEM TWO
                 PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION
                      TO EFFECT 1-FOR-4 REVERSE STOCK SPLIT

GENERAL

     On March 17, 1998, the Company's Board of Directors unanimously approved, and recommends that shareholders approve, an amendment to Section 5.01 of the Company's Certificate of Incorporation to implement, if and when the Board deems appropriate, a reverse split of the Common Stock of the Company at the ratio of 1-for-4, to be effective at the time a Certificate of Amendment is filed with the Secretary of State of the State of Delaware (the "Reverse Split"). The Reverse Split may be effected by the Board of Directors, at its discretion, for a period of time expiring at the Company's 1999 Annual Meeting of Shareholders. The proposal may be abandoned by the Board of Directors, without further action by the shareholders, at any time before or after the Annual Meeting and prior to the date and time at which the Reverse Split becomes effective (the "Effective Date") if for any reason the Board of Directors deems it advisable to abandon the proposal.

     The Reverse Split will be effected by an amendment to the Certificate of Incorporation in the form as set forth in full as Appendix A to this Proxy Statement. The number of shares of Common Stock authorized by the amendment to the Certificate of Incorporation will be 15,000,000 as a result of the proposed Reverse Split. The effect of the proposed Reverse Split on the holders of Common Stock will be as follows: holders of record of four or more shares of Common Stock on the Effective Date will receive a number of whole new shares equal to 1/4 of the number of shares held on the Effective Date. No fractional shares will be issued. In the event a shareholder holds a number of shares which is not evenly divisible by four, such shareholder will receive cash in the amount to which he is entitled in lieu of any fractional shares. Holders of record of fewer than four shares of Common Stock on the Effective Date will have their shares automatically converted into the right to receive cash in lieu of fractional shares in the amount set forth below.

CASH PAYMENT IN LIEU OF FRACTIONAL SHARES

     In lieu of issuing fractional shares resulting from the Reverse Split, the Company will redeem all fractional shares for cash. The Company will value each outstanding share of Common Stock held on the Effective Date of the Reverse Split at a price per share ("Market Price") equal to the closing bid price of the Common Stock on the trading day immediately preceding the Effective Date, as reported on the Nasdaq SmallCap Market. No brokerage commission will be payable by holders who receive cash in lieu of fractional shares. The Company will not issue certificates representing fractional shares and will pay the Market Price to redeem fractional shares resulting from the Reverse Split upon presentation to the Company's transfer agent of the certificates representing such shares. The holders of Common Stock prior to the Reverse Split will not have the right to offer to the Company for cash redemption any shares other than fractional shares resulting from the Reverse Split.

EFFECT OF REVERSE SPLIT

     The Company has authorized capital stock of 60,800,000 shares, consisting of 60,000,000 shares of Common Stock and 800,000 shares of Preferred Stock. The authorized capital stock will be reduced to 15,800,000 shares by reason of the proposed Reverse Split, consisting of 15,000,000 shares of Common Stock and 800,000 shares of Preferred Stock. As of April 1, 1998, the number of issued and outstanding shares of Common Stock was 47,170,492 and no shares of Preferred Stock were issued and outstanding. Based on the Company's best estimates, the number of issued and outstanding shares of Common Stock will be reduced as a result of the proposed Reverse Split from 47,170,492 shares to approximately 11,792,600 shares.

     By implementing the Reverse Split, management does not intend to take the Company "private" by decreasing the number of shareholders of the Company below
300. Management currently believes that there are over 9,000 shareholders who beneficially own shares of Common Stock of the Company. Management does not believe that a 1-for-4 Reverse Split will result in a significant number of shareholders being cashed out by virtue of holding less than one share after the Reverse Split.

     The Reverse Split, if adopted, will also increase the par value per share of the Company's Common Stock from $.00025 to $.001. The increase in the par value per share is intended to maintain the Company's capital stock accounts at current levels.

     If the Reverse Split is approved, the rights of the holders of the Common Stock as shareholders will not be affected adversely. Except for the receipt of cash in lieu of fractional interests, the Reverse Split will not affect any shareholder's proportionate equity interest in the Company. The Certificate of Incorporation does not provide for a preference to be given to the holders of Common Stock in the event of liquidation, and as a result, there are no liquidation rights or preferences to lose.

PURPOSE OF THE PROPOSED REVERSE SPLIT

     The Board of Directors believes that the Reverse Split should enhance the acceptability of the Company's Common Stock by the financial community and the investment public. Many leading brokerage firms are reluctant to recommend low-price stocks to their clients. Additionally, since brokers' commissions on low-price stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Common Stock can result in individual stockholder's paying transaction costs that are a higher percentage of their total share value than would be the case if the Company's share price were substantially higher. This factor may also limit willingness of institutions to purchase the Company's stock. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of low priced stocks unattractive to brokers from an economic standpoint.

     The Common Stock has been trading at a low price for several years, and recently in the $1.00 per share range. With the shares trading in such a range, small moves in absolute terms in the price-per-share of Common Stock translate into disproportionately large swings in the price on a percentage basis, and these swings tend to bear little relationship to the financial condition and results of the Company. In the Board's view, these factors have resulted in an unjustified, relatively low level of interest in the Company on the part of investment analysts, brokers and professionals, and individual investors, which tends to depress the market for the Common Stock. The Board has thus proposed the Reverse Split as a means of increasing the per-share market price of the Common Stock in the hope that these problems will thereby be addressed.

     The decrease in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Split should increase the per share price of the Common Stock, which may encourage greater interest in the Common Stock and possibly promote greater liquidity for the Company's shareholders. However, the increase in the per share price of the Common Stock as a consequence of the proposed Reverse Split may be proportionately less than the decrease in the number of shares outstanding. In addition, any increased liquidity due to any increased per share price could be partially or entirely offset by the reduced number of shares outstanding after the proposed Reverse Split. Moreover, the Reverse Split is expected to increase the number of "odd-lot" Common Stock holdings (i.e., holdings of a number of shares that are not divisible by 100), which may be more difficult to sell and may also result in increased selling costs. Nevertheless, the proposed Reverse Split could result in a per share price that adequately compensates for the adverse impact of the market factors noted above. There can, however, be no assurance that the favorable effects described above will occur, or that any increase in per share price of the Common Stock resulting from the proposed reverse stock split will be maintained for any period of time. Moreover, there can be no assurance that the market price of the Common Stock after the proposed Reverse Split will be four times the market price before the proposed Reverse Split, or that such price will either exceed or remain in excess of the current market price.

     Finally, in order for the Company's Common Stock to continue to be eligible for quotation on the Nasdaq SmallCap Market, the Common Stock must have a minimum bid price per share of $1.00. The Company's Common Stock currently is trading in the $1.00 per share range. Management believes that, if required to maintain the Company's Nasdaq listing, the implementation of the Reverse Split is in the best interests of the Company and its shareholders. A failure to meet the continued inclusion requirements of Nasdaq will result in the removal of the Company's Common Stock from Nasdaq listing. If the Company's shares are removed from the Nasdaq SmallCap Market, the Company's shares would be eligible for quotation on the Nasdaq Bulletin Board.

     If necessary to maintain listing of the Common Stock on the Nasdaq SmallCap Market or if the Board of Directors otherwise deems the Reverse Split to be in the best interests of the Company, management presently intends to effect the Reverse Split as soon as practicable subsequent to receiving the requisite shareholder approval, The Company expects to notify shareholders of the effectiveness of the Reverse Split by a press release.

WARRANTS, OPTIONS AND CONVERTIBLE DEBENTURES

     The Company also has outstanding or is authorized to issue various warrants and options exercisable to acquire up to an aggregate of approximately 2,570,000 shares of Common Stock at various exercise prices. The amount of Common Stock issuable pursuant to these options and warrants will be reduced to one-fourth the previous amounts and the per share exercise prices will be increased by a factor of four.

     The Company also has outstanding $3,000,000 of convertible debentures which are convertible into shares of Common Stock at the option of the debenture holders. As the amount of Common Stock issuable pursuant to conversions of the debentures depends on the market price of the Common Stock at the time of conversion, any increase in market price resulting from the Reverse Split will have the effect of reducing the number of shares issuable upon conversions of the debentures.

PROCEDURE FOR IMPLEMENTING THE REVERSE SPLIT

     As soon as practicable after the Effective Date, the Company will send letters of transmittal to all shareholders of record on the Effective Date for use in transmitting stock certificates ("Old Certificates") to the transfer agent, who will act as the exchange agent. Upon proper completion and execution of the letter of transmittal and return thereof to the transfer agent, together with the Old Certificates, each shareholder who holds of record fewer than four shares on the Effective Date will receive cash in the amount to which he is entitled. Until surrendered, each outstanding Old Certificate held by a shareholder who holds of record fewer than four shares shall be deemed for all purposes to represent only the right to receive the amount of cash to which the holder is entitled.

     Upon proper completion and execution of the letter of transmittal and return thereof to the transfer agent, together with the Old Certificates, holders of record of four or more shares on the Effective Date will receive new certificates ("New Certificates") representing the number of whole shares of Common Stock into which their shares of Common Stock have been converted as a result of the Reverse Split. Holders of record of four or more shares on the Effective Date whose shares are not evenly divisible by four will receive cash in the amount to which they are entitled in lieu of any fractional shares. Until surrendered, each outstanding Old Certificate held by a shareholder who holds of record four or more shares shall be deemed for all purposes to represent the number of whole shares and the right to receive the amount of cash, if any, to which the holder is entitled.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion generally describes certain federal income tax consequences of the proposed Reverse Split to shareholders of the Company. The federal income tax consequences of the Reverse Split will vary among shareholders depending upon whether they receive (1) solely cash for their shares, (2) solely New Certificates, or (3) New Certificates plus cash for fractional shares, in exchange for Old Certificates. In addition, the actual consequences for each shareholder will be governed by the specific facts and circumstances pertaining to his acquisition and ownership of the Common Stock. Thus, the Company makes no representations concerning the tax consequences for any of its shareholders and recommends that each shareholder consult with his own tax advisor concerning the tax consequences of the Reverse Split, including federal, state and local or other income tax. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed Reverse Split. However, the Company believes that because the Reverse Split is not part of a plan to periodically increase a shareholder's proportionate interest in the assets or earnings and profits of the Company, and because the cash payment to be made in lieu of the issuance of fractional shares represents a mechanical rounding off of the fractions in the exchange rather than separately bargained for consideration, the proposed Reverse Split will have the following federal income tax effects:

     1. A shareholder will not recognize taxable gain or loss on the receipt of New Certificates in exchange for Old Certificates in the Reverse Split. In the aggregate, the shareholder's basis in the Common Stock represented by New Certificates will equal his basis in the shares of Common Stock represented by Old Certificates exchanged therefor (but not including the basis of any shares of Common Stock represented by Old Certificates to which a fractional share interest in Common Stock represented by a New Certificate is attributable), and such shareholder's holding period for the New Certificates will include the holding period for the Old Certificates exchanged therefor if the shares of Common Stock represented by such certificates are capital assets in the hands of such shareholder.

     2. To the extent that a shareholder receives cash in the Reverse Split in lieu of the issuance of a fractional share by the Company (whether or not in addition to receiving New Certificates in exchange for Old Certificates), such shareholder will generally be treated as having received a fractional interest in a share of Common Stock represented by a New Certificate which is then redeemed by the Company. Such shareholder generally will recognize taxable gain or loss, as the case may be, equal to the difference, if any, between the amount of cash received and such shareholder's aggregate basis in the pre-Reverse Split shares of Common Stock to which such fractional share interest is attributable. If such shares are a capital asset in the hands of such shareholder, the gain or loss will be long-term gain or loss if the shares were held for more than one year.

     3. The proposed Reverse Split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company will not recognize any gain or loss as a result of the proposed Reverse Split.

VOTE REQUIRED

     The Reverse Split must be approved by the holders of a majority of the issued and outstanding shares of the Company's Common Stock. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS APPROVE THE REVERSE SPLIT.

                                AGENDA ITEM THREE
                    PROPOSAL TO AMEND 1991 STOCK OPTION PLAN

GENERAL

     The Company has, by action of its Board of Directors, adopted the 1991 Stock Option Plan (the "1991 Plan") for officers, directors, employees and consultants of the Company or of a wholly-owned subsidiary of the Company. The 1991 Plan was approved by the shareholders of the Company on October 10, 1991. The purpose of the 1991 Plan is to serve as an incentive and to encourage stock ownership by selected directors, officers and employees of the Company and its subsidiaries. The Board of Directors believes that the 1991 Plan promotes personal interest in the welfare of the Company by allowing such persons to continue to share in the success of the Company and encourages them to remain in the service of the Company or its subsidiaries. Under the 1991 Plan, the Company may grant incentive stock options as defined in Section 422 of the Code or non-qualified stock options.

     The 1991 Plan provides for the grant of options to purchase up to an aggregate of 2,762,057 shares of the Company's $.00025 par value Common Stock. Under the terms of the 1991 Plan, the Stock Option Committee of the Board of Directors may grant options to purchase shares of Common Stock to officers, directors and employees of the Company or of a subsidiary of the Company.

     As of April 1, 1998, the Company had granted options to purchase shares of Common Stock pursuant to the 1991 Plan as follows: (i) each Named Executive Officer (Julia B. North: 450,000 shares; Richard K. Snelling: 471,546 shares; and Leo M. Cortjens: 261,000 shares); (ii) all current executive officers as a group: 566,582 shares; (iii) all current directors who are not executive officers as a group: 691,546 shares; (iv) each nominee for election as a director (Carleton A. Brown: 90,000 shares, Larry M. Carr: 80,000 shares; Julia
B. North: 450,000 shares; Edward S. Redstone: 50,000 shares; and R.K. Snelling:
471,546 shares); and (v) all employees, including all current officers who are not executive officers, as a group: 1,760,000 shares.

DESCRIPTION OF PROPOSED AMENDMENT

     On March 17, 1998, the Board of Directors of the Company adopted an amendment to the 1991 Plan which would increase the number of shares of Common Stock of the Company available for grant thereunder to 3,662,057 shares from 2,762,057 shares. As of April 1, 1998, no shares of Common Stock remained available for grant under the 1991 Plan. The proposed increase in the number of authorized shares would ensure the uninterrupted continuation of the 1991 Plan. The Board of Directors recommends that shareholders vote FOR the proposed amendment. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is necessary for the approval of the amendment to the 1991 Plan.

DESCRIPTION OF 1991 PLAN

     Effective Date. The effective date of the 1991 Plan is August 14, 1991. The 1991 Plan shall remain in effect until all shares subject to or which may become subject to the 1991 Plan shall have been purchased pursuant to options granted under the 1991 Plan, provided that options under the 1991 Plan must be granted within ten (10) years from the effective date.

     Shares Reserved for the 1991 Plan. The shares of the Company's Common Stock to be sold to officers, directors and employees under the 1991 Plan may, at the election of the Board of Directors, be either treasury shares or shares originally issued for such purpose. The maximum number of shares which shall be reserved and made available for sale under the 1991 Plan is currently 2,762,057. Any shares subject to an option which for any reason expires or is terminated unexercised may again be subject to an option under the 1991 Plan.

     In the event of a subdivision or combination of the Company's shares, the maximum number of shares that may thereafter be issued and sold under the 1991 Plan and the number of shares under option shall be proportionately increased or decreased, the terms relating to the price at which shares under option will be sold will be appropriately adjusted, and such other action will be taken as in the opinion of the Board of Directors is appropriate under the circumstances. In the case of a reclassification or other change in the Company's shares, the Board of Directors will also make appropriate adjustments.

     Persons Eligible to Participate in the 1991 Plan. Under the 1991 Plan, options may be granted only to those persons who are officers, directors or employees of the Company or of a subsidiary of the Company. In determining the persons to whom options will be granted and the number of shares to be covered by each option, the Stock Option Committee shall take into account the duties of the respective officers, directors and employees, their present and potential contributions to the success of the Company or of a subsidiary of the Company, the anticipated number of years of effective service remaining, and any other factors as they shall deem relevant in connection with accomplishing the purposes of the 1991 Plan.

     Administration of the 1991 Plan. The 1991 Plan is administered by the Stock Option Committee (the "Committee") appointed by the Board of Directors of the Company from among its members. Such Committee shall consist of not less than three of the members of the Board of Directors who shall serve at the pleasure of the Board.

     Subject to the provisions of the 1991 Plan, the Committee has the authority to administer the 1991 Plan, to select those persons to whom options will be granted, to determine the terms and provisions of the respective stock option agreements with optionee, including the number of shares to be optioned to each such person, and to interpret, construe and implement the provisions of the 1991 Plan.

     Exercise Price, Terms of Exercise and Payment For Shares. All Options. Each option granted under the 1991 Plan will be represented by an Option Agreement which shall set forth the terms particular to that option, including the number of shares covered by the option, the exercise price, the term of the option period and any vesting requirements.

     Stock purchased pursuant to an Option Agreement shall be paid for in accordance with the terms and conditions set forth in the Option Agreement. The terms and conditions of payment may vary with respect to each optionee. Upon receipt of payment, the Company shall, without transfer or issue tax, deliver to the optionee (or other person entitled to exercise the option) a certificate or certificates for such shares.

     It is intended that funds received by the Company from the exercise of options will be added to the general working capital of the Company and used for general corporate purposes. Shares of Common Stock of the Company received in payment for the exercise price of options may be, at the discretion of the Board of Directors, either held as treasury shares or retired and returned to authorized but unissued status.

     Incentive Stock Options. The exercise price of incentive stock options granted under the 1991 Plan will be determined by the Committee, but in no event shall such price be less than 100% of the fair market value of the stock on the date of the grant of the option. On March 25, 1998, the average of the closing bid and asked price for the Common Stock, as reported on the Nasdaq System, was $1.09 per share. In no event may incentive stock options be exercised later than ten (10) years from the date of grant of the option.

     Notwithstanding the foregoing, an optionee who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company ("10% Owner") may not be granted an incentive stock option at less than 110% of the fair market value of the Common Stock on the date the option is granted. Any incentive stock option granted to a 10% Owner must by its terms be exercisable within five (5) years from the date it is granted.

     The aggregate fair market value (determined at the time the option was granted) of the shares with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all incentive stock option plans of the Company) shall not exceed $100,000.

     Automatic Grant of Options to Non-Employee Directors. The 1991 Plan grants to non-employee directors of the Company, without necessity of action by the Board of Directors or the Stock Option Committee, as the case may be, an option to purchase 20,000 shares of Common Stock on the date such non-employee director first becomes a member of the Board of Directors of the Company, at an exercise price equal to the fair market value of such stock on the date of grant. In addition, the 1991 Plan grants to non-employee directors of the Company, without necessity of action by the Board of Directors or the Stock Option Committee, as the case may be, an option under the 1991 Plan to purchase 15,000 shares of Common Stock on each January 5, at an exercise price equal to the fair market value of such stock on the date of grant. Such options are exercisable from the date of grant and thereafter until the date which is the tenth anniversary of the date of grant, unless earlier terminated in accordance with the provisions of the 1991 Plan. Options granted to non-employee directors under the 1991 Plan conform in all respects to the terms of the 1991 Plan.

     Termination of Employment, Assignment and Other Limitations. In the event that an optionee during his or her lifetime ceases to be an officer, director or employee of the Company or any subsidiary of the Company for any reason other than death or total disability, any option or unexercised portion thereof which is exercisable on the date the optionee ceases employment shall expire on the date which is three (3) months following the date the optionee ceases to be an officer, director or employee of the Company or of a subsidiary of the Company. In the event of the death or total disability of an optionee while he is an officer, director or employee of the Company or of a subsidiary of the Company, the option may be exercised (to the extent the optionee would have been entitled to do so) by a legatee or legatees of the optionee under his last will or by his personal representative or representatives at any time within one year after death or total disability.

     No option shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution. During the lifetime of the optionee, the option shall be exercisable only by him or her.

     An optionee shall have no rights as a shareholder with respect to any shares covered by an option until the date of issuance of the stock certificate to the optionee for such shares. Except as otherwise specifically provided in the 1991 Plan, no adjustments shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

     Adjustment of Shares. In the event that dividends are payable in Common Stock of the Company or in the event there are splits, subdivisions or combinations of shares of Common Stock of the Company, the 1991 Plan provides that a proportionate adjustment will be made in the number of shares available for option under the 1991 Plan, and, as to options then outstanding, a proportionate adjustment to the number of shares subject to the option and to the purchase price per share.

     After any merger of one or more corporations into the Company, any merger of the Company into another corporation, any consolidation of the Company and one or more corporations, or any other corporate reorganization of any form involving the Company as a party thereto involving any exchange, conversion, adjustment or other modification of the outstanding shares, each optionee shall, at no additional cost, be entitled, upon any exercise of his option, to receive (subject to any required action by stockholders), in lieu of the number of shares as to which the option shall then be so exercised, the number and class of shares of stock or other securities or any other property to which the optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation or other reorganization if, at the time of the merger, consolidation or other reorganization, the optionee had been a holder of record of the number of shares equal to the number of shares as to which the option shall then be so exercised.

     In the event of (i) the adoption of a plan of merger or consolidation of the Company with any other corporation as a result of which the holders of the Company's shares as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation, (ii) the adoption of a plan of liquidation or the approval of the dissolution of the Company, (iii) the approval by the Board of Directors of an agreement providing for the sale or transfer of substantially all of the assets of the Company, or (iv) the acquisition of more than 20% of the outstanding shares by any person, in the absence of a prior expression of approval of the Board of Directors, any option granted under the 1991 Plan shall become immediately exercisable in full, subject to any appropriate adjustments in the number of shares subject to option and the option price, and shall remain exercisable for the remaining term of the option, regardless of any provisions contained in the Option Agreement with respect thereto limiting the exercisability of the option for any length of time, subject to all of the terms of the 1991 Plan and of the Option Agreement with respect thereto not inconsistent with the 1991 Plan. Notwithstanding the foregoing, if a successor corporation, as contemplated in clause (i) or (iii) of the preceding sentence, agrees to assume the outstanding options or to substitute substantially equivalent options, then the outstanding options issued under the 1991 Plan shall not be immediately exercisable, but shall remain exercisable in accordance with the terms set out in the Option Agreement.

     Amendment and Termination of the 1991 Plan. The Board of Directors may at any time and from time to time terminate, modify or amend the 1991 Plan in any respect, except that without shareholder approval the Board of Directors may not
(i) increase the number of shares for which options may be granted under the 1991 Plan, (ii) modify the requirements as to eligibility for participation,
(iii) increase the benefits accruing to eligible officers, directors and employees, (iv) remove the administration of the 1991 Plan from the Committee,
(v) reduce the amount of any benefit or adversely change the terms and conditions thereof, or (vi) cause incentive stock options issued under the 1991 Plan to fail to meet the requirements for incentive stock options under Section 422 of the Code or any subsequent Code sections with respect to incentive stock options.

     The termination or any modification or amendment of the 1991 Plan shall not, without the consent of an optionee, affect his or her rights under an option or right previously granted to him or her. With the consent of the optionee affected, the Board of Directors may amend outstanding option agreements in a manner not inconsistent with the 1991 Plan. Without employee consent the Board of Directors may at any time and from time to time modify or amend outstanding option agreements in such respects as it shall deem necessary in order that options granted thereunder shall comply with the appropriate provisions of the Code, and regulations thereunder which are in effect from time to time respecting "Qualified Incentive Options."

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. All incentive options granted or to be granted under the 1991 Plan which are designated as incentive stock options are intended to be incentive stock options as defined in Section 422 of the Code.

     Under the provisions of Section 422 of the Code, neither the holder of an incentive stock option nor the Company will recognize income, gain, deduction or loss upon the grant or exercise of an incentive stock option. An optionee will be taxed only when the stock acquired upon exercise of his incentive stock option is sold or otherwise disposed of in a taxable transaction. If at the time of such sale or disposition the optionee has held the shares for the required holding period (two years from the date the option was granted and one year from the date of the transfer of the shares to the optionee), the optionee will recognize long-term capital gain or loss, as the case may be, based upon the difference between his exercise price and the net proceeds of the sale. However, if the optionee disposes of the shares before the end of such holding period, the optionee will recognize ordinary income on such disposition in an amount equal to the lesser of:

     (a) gain on the sale or other disposition; or

     (b) the amount by which the fair market value of the shares on the date of exercise exceeded the option exercise price, with any excess gain being capital gain, long-term or short-term, depending on whether or not the shares had previously been held for more than one year on the date of sale or other taxable disposition.

     The foregoing discussion and the reference to capital gain or loss treatment therein assume that the option shares are a capital asset in the hands of the optionee. A sale or other disposition which results in the recognition of ordinary income to the optionee will also result in a corresponding income tax deduction for the Company.

     The 1991 Plan permits an optionee to pay all or part of the purchase price for shares acquired pursuant to exercise of an incentive stock option by transferring to the Company other shares of the Company's Common Stock owned by the optionee. Section 422 of the Code provides that an option will continue to be treated as an incentive stock option even if an optionee exercises such incentive stock option with previously acquired stock of the corporation granting the option. Accordingly, except as noted below with respect to certain "statutory option stock," an optionee who exercises an incentive stock option in whole or in part by transferring to the Company shares of the Company's Common Stock will recognize no gain or loss upon such exercise. The optionee's basis in the shares so acquired will be equal to the optionee's cost basis in the shares surrendered (plus, in the case of payment of the purchase price in a combination of cash and surrendered shares, the amount of any cash paid).

     Section 424(c)(3) of the Code provides that if "statutory option stock" is transferred in connection with the exercise of an incentive stock option, and if the holding period requirements under Section 422(a)(1) of the Code are not met with respect to such statutory option stock before such transfer, then ordinary income will be recognized as a result of the transfer of statutory option stock. However, the incentive stock option stock acquired through the exchange of statutory option stock will still qualify for favorable tax treatment under
Section 422 of the Code.

     Incentive stock options offer two principal tax benefits: (1) the possibility of converting ordinary income into capital gain to the extent of the excess of fair market value over option price at the time of exercise, and (2) the deferral of recognition of gain until disposition of the stock acquired upon the exercise of the option.

     At present, the maximum tax rate on capital gains is 20% for assets held for more than 18 months and 28% for assets held for more than 12 months but not more than 18 months, while the maximum tax rate on ordinary income is 39.6%. Thus, the conversion of ordinary income into capital gain produces some tax benefit for certain taxpayers. However, the benefit of income deferral generally provided by incentive stock options is reduced for some taxpayers since the excess of the fair market value of shares acquired through the exercise of an incentive stock option over the exercise price is taken into account in computing an individual taxpayer's alternative minimum taxable income. Thus, the exercise of an incentive stock option could result in the imposition of an alternative minimum tax liability.

     In general, an option granted under the 1991 Plan which is designated as an incentive stock option will be taxed as described above. However, in some circumstances an option which is designated as an incentive stock option will be treated as a non-qualified stock option and the holder taxed accordingly. For example, a change in the terms of an option which gives the employee additional benefits may be treated as the grant of a new option. Unless all the criteria for treatment as an incentive stock option are met on the date the "new option" is considered granted (such as the requirement that the exercise price of the option be not less than the fair market value of the stock as of the date of the grant), the option will be treated and taxed as a non-qualified stock option.

     Non-Qualified Stock Options. All options granted or to be granted under the 1991 Plan which do not qualify as incentive stock options are non-statutory options not entitled to special tax treatment under Section 422 of the Code.

     A participant in the 1991 Plan will recognize taxable income upon the grant of a non-qualified stock option only if such option has a readily ascertainable fair market value as of the date of the grant. In such a case, the participant will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option as of such date over the price, if any, paid for such option. No income would then be recognized on the exercise of the option, and when the shares obtained through the exercise of the option are disposed of in a taxable transaction, the resulting gain or loss would be capital gain or loss (assuming the shares are a capital asset in the hands of the optionee). However, under the applicable Treasury Regulations, the non-qualified stock options issued under the 1991 Plan will not have a readily ascertainable fair market value unless at the time such options are granted similar options of the Company are actively traded on an established market. The Company presently has no such actively traded options.

     Upon the exercise of a non-statutory option not having a readily ascertainable fair market value, the optionee recognizes ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price for those shares. The Company is not entitled to an income tax deduction with respect to the grant of a non-statutory stock option or the sale of stock acquired pursuant thereto. The Company generally is permitted a deduction equal to the amount of ordinary income the optionee is required to recognize as a result of the exercise of a non-statutory stock option.

     The 1991 Plan permits the Committee to allow an optionee to pay all or part of the purchase price for shares acquired pursuant to an exercise of a non-statutory option by transferring to the Company other shares of the Company's Common Stock owned by the optionee. If an optionee exchanges previously acquired Common Stock pursuant to the exercise of a non-qualified stock option, the Internal Revenue Service has ruled that the optionee will not be taxed on the unrealized appreciation of the shares surrendered in the exchange. In other words, the optionee is not taxed on the difference between his or her cost basis for the old shares and their fair market value on the date of the exchange, even though the previously acquired shares are valued at the current market price for purposes of paying all or part of the option price.

     General. The 1991 Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

     The preceding discussion is based upon federal tax laws and regulations in effect on the date of this Proxy Statement, which are subject to change, and upon an interpretation of the statutory provisions of Section 422 of the Code, its legislative history and related income tax regulations. Furthermore, the foregoing is only a general discussion of the federal income tax consequences of the 1991 Plan and does not purport to be a complete description of all federal income tax aspects of the 1991 Plan. Option holders may also be subject to state and local taxes in connection with the grant or exercise of options granted under the 1991 Plan and the sale or other disposition of shares acquired upon exercise of the options.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS APPROVE THE PROPOSED AMENDMENT TO THE 1991 PLAN.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has served as independent auditors of the Company for the fiscal year ended December 31, 1997. The Company has not selected its independent accountants for the fiscal year ending December 31, 1998. Representatives of Arthur Andersen LLP are expected to be present at the shareholders' meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     On September 18, 1997, the Company dismissed its independent auditors, Grant Thornton LLP, and on the same date authorized the engagement of the firm of Arthur Andersen LLP as its independent auditors for the fiscal year ending December 31, 1997. Arthur Andersen LLP was formally engaged by the Company on October 6, 1997. Each of these actions was approved by the Board of Directors of the Company.

     Except as described herein, the report of Grant Thornton LLP on the consolidated financial statements of the Company for the fiscal years ended December 31, 1996 and 1995 did not contain any adverse opinion or a disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope or accounting principles. Grant Thornton LLP previously reported on the consolidated financial statements of the Company as of and for the year ended December 31, 1995, prior to the restatement for the 1996 merger with Integrated Network Services, Inc. ("INS"), which was accounted for as a pooling of interests. Separate financial statements of INS included in the VSI Enterprises, Inc. and subsidiaries consolidated financial statements as of and for the year ended December 31, 1995 were audited and reported on separately by other auditors. Grant Thornton LLP audited the combination of the Company's consolidated financial statements as of and for the year ended December 31, 1995, after restatement for the 1996 merger with INS. Other than the reference to the separate financial statements of INS included in VSI Enterprises, Inc. and subsidiaries consolidated financial statements as of and for the year ended December 31, 1995, the report of Grant Thornton LLP on the consolidated financial statements of the Company as of and for the year ended December 31, 1995 did not contain any adverse opinion of disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles.

     In connection with the audit of the fiscal years ended December 31, 1996 and 1995 and for the unaudited interim period through September 18, 1997, there were no disagreements with Grant Thornton LLP on any matter of accounting principle or practice, financial statement disclosure, or audit procedure or scope which disagreement, if not resolved to the satisfaction of Grant Thornton LLP, would have caused it to make reference to the subject matter of the disagreement in its report. Further, during the fiscal years ended December 31, 1996 and 1995 and the unaudited interim period through September 18, 1997, neither the Company nor any of its representatives sought the advice of Arthur Andersen LLP regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on the Company's financial statements, which advice was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue.

     In connection with the audit of the fiscal years ended December 31, 1996 and 1995 and the unaudited interim period through September 18, 1997, Grant Thornton LLP did not advise the Company that (i) the internal controls necessary for the Company to develop reliable financial statements did not exist; (ii) that information had come to its attention that led it to no longer be able to rely on management's representations, or that made it unwilling to be associated with the financial statements prepared by management; (iii) that there existed a need to expand significantly the scope of its audit, or that information had come to Grant Thornton LLP's attention during the fiscal periods, that if further investigated may (a) materially impact the fairness or reliability of either: a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements), or (b) cause Grant Thornton LLP to be unwilling to rely on management's representations or be associated with the Company's financial statements, and due to Grant Thornton LLP's dismissal did not so expand the scope of its audit or conduct such further investigation; or (iv) that information had come to Grant Thornton LLP's attention that it concluded materially impacts the fairness or reliability of either (a) a previously issued audit report or the underlying financial statements, or (b) the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to Grant Thornton LLP's satisfaction, would prevent it from rendering an unqualified audit report on those financial statements), and due to Grant Thornton LLP's dismissal, the issue has not been resolved to Grant Thornton LLP's satisfaction prior to its dismissal.

                           ANNUAL REPORT ON FORM 10-K

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Securities and Exchange Commission, is available to shareholders who make written request therefor to the Company's Investor Relations Department, 5801 Goshen Springs Road, Norcross, Georgia 30071. Copies of exhibits and basic documents filed with that report or referenced therein will be furnished to shareholders of record upon request.

                              SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the Company's 1999 annual meeting must be received at the Company's principal executive offices by December 15, 1998 in order to be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting.

                                  OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the annual meeting it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

                                    By Order of the Board of Directors,



                                    Richard K. Snelling, Chairman of the Board

Norcross, Georgia
April 15, 1998

                                                                      APPENDIX A

                    AMENDMENT TO CERTIFICATE OF INCORPORATION
                            OF VSI ENTERPRISES, INC.


     Section 5.01 of the Certificate of Incorporation, as heretofore added to or amended by certificates filed pursuant to law, is amended to read in its entirety as follows:

         "5.01 Authorized Shares. The aggregate number of shares which the Company shall have authority to issue is Fifteen Million Eight Hundred Thousand (15,800,000). Fifteen Million (15,000,000) shares shall be designated 'Common Stock' and shall have a par value of $.001. Eight Hundred Thousand (800,000) shares shall be designated 'Preferred Stock' and shall have a par value of $.001. All shares of the Company shall be issued for such consideration, as expressed in dollars, as the Board of Directors may from time to time determine.

         Effective with the filing of this Amendment, each one share of the Company's Common Stock issued and outstanding on the Effective Date of this Amendment shall be automatically changed without further action into one-fourth (1/4) of a fully paid and nonassessable share of the Company's Common Stock, provided that no fractional shares shall be issued pursuant to such change. The Company shall pay to each shareholder who would otherwise be entitled to a fractional share as a result of such change the cash value of such fractional share based upon the closing bid price per share of the Common Stock on the trading day preceding the Effective Date of this Amendment as quoted by The Nasdaq SmallCap Market."

                                                                      APPENDIX B

                              VSI ENTERPRISES, INC.
                            5801 GOSHEN SPRINGS ROAD
                             NORCROSS, GEORGIA 30071


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS.

     The undersigned hereby appoints Richard K. Snelling and Julia B. North or either of them, with power of substitution to each, the proxies of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of VSI ENTERPRISES, INC. to be held on Tuesday, May 19, 1998, at 10:00 a.m., at the Company's offices, 5801 Goshen Springs Road, Norcross, Georgia 30071, and any adjournments or postponements thereof:

     1. To elect five (5) directors for a term of one year and until their successors are elected and have qualified.

          [ ]  FOR all nominees listed    [ ]   WITHHOLD AUTHORITY to vote for
               below (except as marked           all nominees listed below
               to the contrary below)

               CARLETON A. BROWN, LARRY M. CARR, JULIA B. NORTH, EDWARD S. REDSTONE and RICHARD K. SNELLING

               INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THE NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

               -------------------------------------------------------------

     2. To approve an amendment to the Company's Certificate of Incorporation to effect, if and when the Board of Directors deems appropriate, and for a period of time expiring at the Company's 1999 Annual Meeting of Shareholders, a 1-for-4 reverse split of the Company's Common Stock;

                        [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

     3. To approve an amendment to the Company's 1991 Stock Option Plan to increase the number of shares of Common Stock available for grant thereunder from 2,762,057 shares to 3,662,057 shares; and

                        [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

     4. To vote in accordance with their best judgment with respect to any other matters that may properly come before the meeting or any adjournments or postponements thereof.





THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ABOVE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

                                    Please date and sign this Proxy exactly as name(s) appears on the mailing label.

                                    --------------------------------------------


                                    --------------------------------------------


                                    Print Name(s):
                                                  ------------------------------


                                    NOTE: When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In the case of joint tenants, each joint owner must sign.

                                    Dated:
                                          --------------------------------------